EXHIBIT 99.1

Argan, Inc.  Reports Third Quarter Results

December 10, 2015 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (the “Company”) today announced financial results for its third quarter ended October 31, 2015. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	October 31,	July 31,
	2015	2015	Change	% Change
For the Quarter Ended:
Revenue	$113,967	$97,434	$16,533	17%
Cost of revenue	87,705	68,941	18,764	27
Gross profit	26,262	28,493	(2,231)	(8)
Gross margins	23.0%	29.2%	(6.2)%	(21)
Net Income attributable to stockholders of the Company	$10,807	$11,307	$(500)	(4)
Diluted per share	0.72	0.75	(0.03)	(4)
EBITDA attributable to stockholders of the Company	18,242	19,369	(1,127)	(6)
Diluted per share	1.21	1.29	(0.08)	(6)

As of:
Cash, cash equivalents and short-term investments	$280,935	$299,200	$(18,265)	(6)%
Gemma Power Systems backlog	1,235,000	660,000	575,000	87

Highlights for the Quarter:

•                  Gemma Power Systems (“GPS”), a wholly owned subsidiary of ours, increased its backlog by 87% to over $1.2 billion.

•                  GPS started work on four new engineering, procurement and construction (“EPC”) contracts.

•                  GPS continued its strong management of two large, gas-fired power plant projects scheduled to be completed in 2016.

•                  GPS received from NTE Energy the full notice-to-proceed with EPC activities for a 475 MW combined cycle power plant to be located in Butler County, Ohio.

•                  Our Board of Directors declared a regular cash dividend of $0.70 per share of common stock that was paid on November 5, 2015 to stockholders of record at the close of business on October 15, 2015.

Third Quarter Results:

Revenue increased 17% to $114 million over last quarter primarily due to GPS beginning work on four new projects, a full quarter of revenue from the Atlantic Projects Company (“APC”) which we acquired in the middle of last quarter, partially offset by a slight decrease in revenue from two existing GPS projects.  Our gross profit decreased $2.2 million to $26.3 million compared to last quarter due to lower gross margins.  The decrease in our gross margins was primarily due to lower margins on the four new GPS projects and at APC, but remain robust at 23%.  Net income attributable to our stockholders for the third quarter decreased 4% to $10.8 million, or $0.72 per diluted share, from $11.3 million, or $0.75 per diluted share, for the second quarter.  Likewise, EBITDA attributable to our stockholders for the third quarter decreased 6% to $18.2 million, or $1.21 per diluted share, from $19.4 million, or $1.29 per diluted share, for the second quarter.  The decrease in earnings is due primarily to the aforementioned 8% decrease in gross profit and a $0.7 million increase in selling, general and administrative expenses quarter over quarter.

Commenting on Argan’s third quarter results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “We are excited to start work on these four new projects while continuing to execute on the existing power plant contracts.  With this new work, the acquisitions of APC and The Roberts Company, we are pleased to grow and diversify our revenue streams for our stockholders.  We look forward to the next three to five years, given our strong and improved backlog.”

Subsequent Events:

•                  In December, we acquired The Roberts Company, a fully integrated fabrication, construction and plant services company. The purchase price of the acquisition was $0.5 million in addition to the assumption of approximately $16 million in debt obligations, which we subsequently paid off.

•                  In November, GPS received from Moxie Freedom the full notice-to-proceed with EPC activities for a 1,000 MW combined cycle power plant to be located in Luzerne County, Pennsylvania.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
REVENUES
Power industry services	$111,592,000	$125,660,000	$287,947,000	$275,902,000
Telecommunications infrastructure services	2,375,000	1,904,000	8,941,000	4,883,000
Revenues	113,967,000	127,564,000	296,888,000	280,785,000
COST OF REVENUES
Power industry services	86,103,000	95,863,000	214,618,000	215,174,000
Telecommunications infrastructure services	1,602,000	1,388,000	6,348,000	3,684,000
Cost of revenues	87,705,000	97,251,000	220,966,000	218,858,000
GROSS PROFIT	26,262,000	30,313,000	75,922,000	61,927,000
Selling, general and administrative expenses	5,590,000	5,473,000	15,977,000	13,332,000
INCOME FROM OPERATIONS	20,672,000	24,840,000	59,945,000	48,595,000
Other income, net	732,000	99,000	944,000	162,000
INCOME BEFORE INCOME TAXES	21,404,000	24,939,000	60,889,000	48,757,000
Income tax expense	7,045,000	8,180,000	19,845,000	15,177,000
NET INCOME	14,359,000	16,759,000	41,044,000	33,580,000
Net income attributable to noncontrolling interests	3,552,000	4,337,000	11,427,000	9,133,000
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$10,807,000	$12,422,000	$29,617,000	$24,447,000

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.73	$0.86	$2.01	$1.70
Diluted	$0.72	$0.84	$1.97	$1.66

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	14,810,000	14,470,000	14,732,000	14,390,000
Diluted	15,066,000	14,795,000	15,004,000	14,761,000

CASH DIVIDENDS DECLARED	$0.70	$0.70	$0.70	$0.70

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

Consolidated Operations (Unaudited)

	Three Months Ended
	October 31, 2015	July 31, 2015
Net income	$14,359,000	$15,834,000
Less net income attributable to noncontrolling interests	(3,552,000)	(4,527,000)
Interest expense (income)	85,000	(34,000)
Income tax expense	7,045,000	7,852,000
Depreciation	186,000	140,000
Amortization of purchased intangible assets	119,000	104,000
EBITDA attributable to the stockholders of Argan, Inc.	$18,242,000	$19,369,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Pursuant to the requirements of SEC Regulation G, reconciliations between the Company’s GAAP and non-GAAP financial results are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 31, 2015	January 31, 2015
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$176,838,000	$333,691,000
Short-term investments	104,097,000	—
Accounts receivable, net of allowance for doubtful accounts	41,137,000	27,330,000
Costs and estimated earnings in excess of billings	3,565,000	455,000
Notes receivable and accrued interest, net of allowance for doubtful amounts	6,841,000	1,786,000
Prepaid expenses and other current assets	2,978,000	1,092,000
TOTAL CURRENT ASSETS	335,456,000	364,354,000
Property, plant and equipment (including $2,658,000 in costs related to the variable interest entity as of January 31, 2015), net of accumulated depreciation	5,177,000	6,518,000
Goodwill	22,525,000	18,476,000
Intangible assets, net of accumulated amortization	2,105,000	1,845,000
TOTAL ASSETS	$365,263,000	$391,193,000

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$35,089,000	$37,691,000
Dividends payable	10,379,000	—
Accrued expenses	20,362,000	15,976,000
Billings in excess of costs and estimated earnings	85,034,000	161,564,000
Deferred income taxes	559,000	201,000
TOTAL CURRENT LIABILITIES	151,423,000	215,432,000
Deferred income taxes	1,631,000	809,000
TOTAL LIABILITIES	153,054,000	216,241,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 14,829,702 and 14,634,434 shares issued at October 31 and January 31, 2015, respectively; 14,826,469 and 14,631,201 shares outstanding at October 31 and January 31, 2015, respectively	2,224,000	2,195,000
Additional paid-in capital	116,669,000	109,696,000
Retained earnings	92,853,000	73,614,000
Accumulated other comprehensive loss	(411,000)	—
Treasury stock, at cost — 3,233 shares at October 31 and January 31, 2015	(33,000)	(33,000)
TOTAL STOCKHOLDERS’ EQUITY	211,302,000	185,472,000
Noncontrolling interests	907,000	(10,520,000)
TOTAL EQUITY	212,209,000	174,952,000
TOTAL LIABILITIES AND EQUITY	$365,263,000	$391,193,000